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            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" and to the incorporation by reference of our report dated May 21, 2010 on the financial statements and financial highlights of the Columbia Equity Value Fund (formerly RiverSource Equity Value Fund) of the RiverSource Strategy Series, Inc. included in the annual report for the fiscal year ended March 31, 2010 incorporated by reference in the Statement of Additional Information in this Post-Effective Amendment No. 59 to the Registration Statement (Form N-1A, No. 2-89288) of the RiverSource Strategy Series, Inc. as filed with the Securities and Exchange Commission.


                                       /s/Ernst & Young LLP

Minneapolis, Minnesota
September 22, 2010